Exhibit 10.3

AMERICAN BATTERY MATERIALS, INC.

DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy (the “Policy”) of AMERICAN BATTERY MATERIALS, INC., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors, including those who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all members of the Board of Directors (the “Board”) shall be paid compensation for services provided to the Company as set forth below:

Equity Grants:

Each member of the Board will receive an equity grant (the “Equity Grant”) of five million (5,000,000) shares of Company common stock that vest as follows:

(a) As of hire, 1,666,667 shares shall be fully vested, fully earned, and non-assessable.

(b) As of and on the one-year anniversary of hire, an additional 1,666,667 shares shall be fully vested, fully earned, and non-assessable provided the director is then serving as a member of the Board.

(c) As of and on the two-year anniversary of hire, the remaining 1,666,666 shares shall be fully vested, fully earned, and non-assessable provided the director is then serving as a member of the Board.

Upon termination of service as a member of the Board for any reason prior to a vesting date, any and all remaining and unvested shares of the Equity Grant shall be forfeited, with no pro rata vesting or any further rights.

The original basis (per share) for shares shall be the closing price for the Company’s common stock on the vesting date for the respective shares.

Cash Grants:

No cash compensation will be paid or otherwise granted to members of the Board for their service as a director of the Company. The Board retains the right to revise this policy.

Expenses:

The Company will reimburse all reasonable out-of-pocket expenses incurred by directors in attending meetings of the Board or any Committee.